Exhibit 10.1

ADVANCEPIERRE FOODS HOLDINGS, INC.

INDEPENDENT DIRECTOR COMPENSATION POLICY

EFFECTIVE AUGUST 18, 2016

Non-employee members of the board of directors (the “Board”) of AdvancePierre Foods Holdings, Inc. (the “Company”) shall be eligible to receive cash and equity-based compensation as set forth in this Independent Director Compensation Policy (this “Policy”).  The cash compensation and equity-based grants (“Awards”) described in this Policy pertain to shares of the Common Stock of the Company (“Shares”) and shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Independent Director”) who may be eligible to receive such cash compensation or Awards, unless such Independent Director declines the receipt of such cash compensation or Awards by written notice to the Company.  This Policy shall remain in effect until it is revised or rescinded by further action of the Board.

For purposes of this Policy, “Fair Market Value” means the closing selling price per Share on the New York Stock Exchange Composite Transactions Tape on the determination date, provided that if there are no sales of Shares reported on such date, the Fair Market Value of a Share on such date will be deemed equal to the closing selling price of a Share on such Composite Tape for the last preceding date on which sales of Shares were reported.

1.                                      Components.

Independent Directors’ compensation will comprise an annual cash retainer (the “Annual Cash Retainer”) component and a stock-settled restricted share unit (“RSU”) component, as discussed below.

2.                                      Annual Cash Retainer for Independent Directors.

(a)                                 Retainer Amounts.  Each Independent Director shall be eligible to receive an Annual Cash Retainer prorated for any partial year and payable quarterly in arrears, comprising $70,000 for service on the Board and, for any Independent Director serving as:

(i)                                     chairman of the Board, an additional annual retainer of $60,000 for such service;

(ii)                                  chairman of the Audit Committee of the Board, an additional annual retainer of $15,000 for such service;

(iii)                               members (including the chairman of the Audit Committee) of the Audit Committee, an additional annual retainer of $6,000 for such service;

(iv)                              chairman of the Compensation Committee of the Board, an additional annual retainer of $12,500 for such service;

(v)                                 members (including the chairman of the Compensation Committee) of the Compensation Committee, an additional annual retainer of $6,000 for such service;

(vi)                              chairman of the Nominating and Corporate Governance Committee of the Board, an additional annual retainer of $10,000 for such service; and

(vii)                           members (including the chairman of the Nominating and Corporate Governance Committee) of the Nominating and Corporate Governance Committee, an additional annual retainer of $5,000 for such service.

(b)                                 Elective Stock Grants.  Each Independent Director may elect to receive Shares in lieu of all or a portion of such Independent Director’s Annual Cash Retainer for the one-year period beginning on the date of the annual meeting of the Company’s stockholders (the “Annual Grant Date”) next following the date of such written election.  Such Shares will be granted on or as close as commercially reasonable to the Annual Grant Date and such election will be irrevocable thereafter.

(c)                                  Proration.  The Annual Cash Retainer (or Shares issued in lieu thereof, as applicable) shall be shall be prorated for any partial year and shall be paid by the Company in quarterly installments in arrears or more frequently as deemed advisable by the officers of the Company for administrative or other reasons.

3.                                      Annual RSU Retainer for Independent Directors.  The RSUs described in this Section 3 shall be granted under and shall be subject to the terms and provisions of the AdvancePierre Foods Holdings, Inc. 2009 Omnibus Equity Incentive Plan, as may be amended from time to time (the “2009 Plan”) and subject to the execution and delivery of award agreements, including any exhibits attached thereto, in substantially the same forms previously approved by the Board, setting forth such terms as the 2009 Plan may require.

(a)                                 Initial RSU Grant.  A person who is initially elected or appointed to the Board and who is an Independent Director at the time of such initial election or appointment shall be eligible to receive a grant of RSUs in an amount equal to (x) $120,000, divided by (y) the Fair Market Value of one Share on such date, rounding up to the nearest whole number of shares (each, an “Initial Award”).

(b)                                 Subsequent RSU Grant.  On each Annual Grant Date, all Independent Directors automatically shall be eligible to receive a grant of RSUs in an amount equal to (x) $120,000, divided by (y) the Fair Market Value of one Share on such date (each, a “Subsequent Award”).  An Independent Director elected for the first time to the Board on an Annual Grant Date shall only receive an Initial Award in connection with such election, and shall not receive a Subsequent Award on such Annual Grant Date as well.

(c)                                  Initial RSU Grant for Mid-Year Service Commencement.  An Independent Director who is first appointed to the Board or begins to serve in such capacity between Annual Grant Dates shall be granted, on the date that such person is first appointed to the Board or begins to serve as an Independent Director, a number of RSUs determined by (i) dividing (x) $120,000, by (y) the Fair Market Value of one Share on such date, and (ii) multiplying such quotient by a fraction the numerator of which is the number of whole months between the date of grant and the next Annual Grant Date and the denominator of which is twelve (12), and (iii) rounding the result up to the nearest whole number of Shares.

(d)                                 Termination of Employment of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company (as applicable) and remain on the Board as Independent Directors will not receive an Initial Award grant pursuant to Section 3(a), but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company (as applicable), Subsequent Awards as described in Section 3(b).

(e)                                  Terms of RSUs Granted to Independent Directors.

(i)                                     Vesting.  RSUs granted to Independent Directors shall vest and become exercisable in three (3) annual installments of one-third (1/3) of the Shares subject to each such grant on the same day of each one-year period of service as an Independent Director following the date of grant, such that each grant shall be 100% vested on the third (3rd) anniversary of the date of grant, subject to the Independent Director’s continuing service on the Board through such dates.

(ii)                                  Acceleration.  Notwithstanding anything to the contrary in this Section 3(e) and or the 2009 Plan, all Initial Awards and Subsequent Awards granted to an Independent Director pursuant to this Policy shall vest in full upon the first to occur of such Independent Director’s death or upon a Change in Control (as defined below).  For purposes of this Section 3(e)(ii), a “Change in Control” shall have the meaning ascribed to such term in the award agreement pursuant to which such Initial Award or Subsequent Award is granted or, in the absence of such definition, shall mean (1) the sale or other transfer of the Company to an Independent Third Party (as defined below) or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances (without regard to the occurrence of any contingency) to elect a majority of the Company’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (2) all or substantially all of the Company’s assets determined on a consolidated basis; provided, however, that such Change in Control constitutes a “change in control event” within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code.  “Independent Third Party” means any person or entity who, immediately prior to the contemplated transaction, does not own in excess of 5% of the common stock on a fully-diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendant (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other persons.

(iii)                               Effect of Termination of Board Service on Awards.  To the extent any RSUs have not vested at the time of an Independent Director’s cessation of Board service for reasons other than “Cause” (as defined in the 2009 Plan), such RSUs shall continue vesting pursuant to the terms thereof.  To the extent any RSUs have not vested at the time of an Independent Director’s cessation of Board service for Cause, such RSUs shall be deemed forfeited and canceled for no consideration.

(iv)                              Dividend Equivalents.  Independent Directors shall be entitled to cash dividends subject to the Initial Award and Subsequent Awards (whether vested or unvested at such time), provided that such rights shall prospectively terminate immediately as to any RSUs that are forfeited pursuant to Section 3(e)(iii) above.

(v)                                 Deferral Program.  Independent Directors may elect to defer commencement of the settlement of Initial Awards and Subsequent Awards pursuant to the terms thereof in compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

4.                                      Amendment or Termination of the Policy.  The Board reserves the right to amend or terminate the Policy at any time or waive any of the provisions generally or specifically.

5.                                      Administration of the Policy.  The Policy shall be administered by the Board or a Board committee as may be delegated by the Board.   The Board has the power to (i) interpret and construe the Policy and (ii) designate persons, including a Board committee, to carry out its responsibilities under the Policy and to perform such administrative duties as it deems necessary or advisable, subject to applicable law and such limitations, restrictions and conditions as determined by the Board.  A majority of the Board (or an applicable Board committee) will constitute a quorum at any meeting of the Board (or applicable Board committee), and all determinations of the Board (or applicable Board committee) shall be made by a majority of its members.  Any determination of the Board (or applicable Board committee or other designee) under the Policy may be made without notice or a meeting of the Board (or applicable Board committee) by a written consent signed by all members of the Board.  No member of any Board committee or the Board shall be personally liable for any action or determination made in good faith with respect to the Policy or to any settlement of any dispute between an Independent Director and the Company.  Any decision or action taken by the Board (or an applicable Board committee or other designee) with respect to the administration or interpretation of the Policy will be conclusive and binding upon all persons.